Exhibit 99.1

Midas Announces $25 Million Addition to Share Repurchase Program

    ITASCA, Ill.--(BUSINESS WIRE)--May 9, 2006--Midas, Inc. (NYSE:MDS) announced today that its board of directors has authorized adding $25 million to the current share repurchase program initially authorized in November 2004.
    From early 2005 through the end of the first quarter 2006, Midas spent $18.9 million to purchase 904,100 shares of its common stock under the original $25 million authorization.
    "Midas management is focused on enhancing shareholder value through retail sales growth, margin expansion and the share repurchase program," said Alan D. Feldman, Midas president and chief executive officer, who also became chairman at today's annual meeting of shareholders. "The additional repurchase authorization is evidence of the board's confidence in the continuing financial strength of the company."
    There currently are 15.4 million Midas shares outstanding. Midas shares closed at $21.74 on Tuesday. Midas will purchase shares from time to time in the open market and in privately negotiated transactions, depending on market and business conditions.

    Midas is one of the world's largest providers of automotive service, offering brake, exhaust, brake, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,800 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2005 annual report on Form 10-K and subsequent filings.

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com